EXHIBIT 99.1

Press Release

Black Gaming Announces Re-organization

Press Release: Black Gaming
October 1, 2007

Mesquite, NV— Today Black Gaming, LLC announced a re-organization of its management team including the resignations of Jonathan Lowenhar, the company's Chief Operating Officer, and Scott DeAngelo, the company's Vice President of Marketing and Sales.   CEO and Chairman Randy Black, Sr., offered, “In the face of a challenging market, we have devised a new plan to reduce our corporate cost structure as we ride out this difficult time here in the Mesquite market.  Under the new structure I will personally return to the company’s day to day operations.”

“Jonathan helped lead our company to record EBITDA levels in 2005 and 2006.  In addition our company now boasts better customer service and a more aligned workforce with more capable management capacity than ever in its history.”

Randy Black continued, “We also appreciate the contributions of Scott DeAngelo to the company.  Through his development of a well branded loyalty program, direct marketing system and advertising campaign we succeeded in helping to grow our revenues and our customer loyalty.  Due in part to Scott’s efforts, more customers than ever before know about Black Gaming, about Mesquite and the products we have to offer.”

Contact:
Black Gaming
Sean McKay, 702-318-6861
Corporate Controller